AMENDMENT TO

MANAGEMENT AGREEMENT

This Amendment to the Management Agreement (“Amendment”) is entered into effective as of March 30, 2009 by and between Unified Series Trust, an Ohio business trust (the “Trust”) and Symons Capital Management, Inc. (the “Adviser”).

WHEREAS, the Trust and the Adviser entered into a Management Agreement dates as of November 13, 2006 (the “Agreement”), pursuant to which the Adviser was engaged by the Trust to serve as the sole investment adviser to the Symons Alpha Value Institutional Fund (the “Fund”);

WHEREAS, effective as of March 30, 2009, the Fund has changed its name to “Symons Value Institutional Fund” and, as a result, the parties desire to amend the Agreement to reflect the name change as provided herein;

NOW, THEREFORE, in consideration of the mutual covenants and promises set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.                   Amendment. Effective as of March 30, 2009, the name of the Fund shall be “Symons Value Institutional Fund.”

2.                   Ratification and Confirmation of Agreement. Except as specifically set forth herein, the Agreement is hereby ratified and confirmed in all respects and shall remain in full force and effect.

3.                   Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

4.                   Modification and Governing Law. This Amendment may not be modified except by a writing signed by authorized representatives of the parties to this Amendment. This Amendment shall be governed by and construed and interpreted in accordance with the laws of the State of Ohio.

IN WITHNESS WHEREOF, the parties have executed this Amendment to the Agreement effective as of the date first above written.

Unified Series Trust	Symons Capital Management, Inc.
By: __/s/ John Swhear___________________ Name: John Swhear Title: Sr. Vice President	By: _/s/ Michael P. Czajka_______________ Name: Michael P. Czajka Title: President & CEO